Exhibit 99.1

Boston Scientific Corporation Recommends Stockholders Reject ‘Mini-Tender’ Offer by TRC Capital Corporation

MARLBOROUGH, Mass., July 24, 2018 – Boston Scientific Corporation (NYSE: BSX) has been notified of an unsolicited “mini-tender” offer by TRC Capital Corporation (TRC) to purchase up to three million shares of Boston Scientific’s common stock, constituting approximately 0.217 percent of our outstanding shares of common stock. TRC’s offer price of $31.90 per share is approximately 4.35 percent below the closing price per share of Boston Scientific’s common stock on July 13, 2018, the last trading day before the commencement of the offer.

Boston Scientific does not endorse TRC’s unsolicited mini-tender offer and is not associated with TRC, its mini-tender offer or the mini-tender offer documents.

Because TRC’s offer price is at a price below the current market price, Boston Scientific recommends that stockholders not tender their shares (i.e., take no action) into the offer or, if they have already tendered shares, withdraw their shares by providing the written notice described in the TRC mini-tender offer documents prior to the expiration of the offer, currently scheduled for 12:01 a.m., New York City time, on Tuesday, August 14, 2018. TRC may extend the offering period at its discretion.

Boston Scientific encourages brokers and dealers, as well as other market participants, to review the SEC’s letter to the Securities Industry Association regarding broker-dealer mini-tender offer dissemination and disclosures at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm. Additional SEC guidance to investors on mini-tender offers is available at http://www.sec.gov/investor/pubs/minitend.htm.

Stockholders should obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to TRC’s mini-tender offer.

Boston Scientific requests that a copy of this press release be included with all distributions of materials relating to TRC’s mini-tender offer for shares of Boston Scientific’s common stock.

About Boston Scientific
Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world. As a global medical technology leader for more than 35 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare. For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

CONTACTS:
Kate Haranis
Media Relations
(508) 683-6586 (office)
Kate.haranis@bsci.com

Susie Lisa, CFA
Investor Relations
(508) 683-5565 (office)
BSXInvestorRelations@bsci.com